ADVISORY AGREEMENT

This Advisory Agreement (“Agreement”) is made and entered into by and between Midway Gold Corp. (“Company”), and Roger A. Newell (“Advisor”), effective the 18th day of August, 2014 (the “Effective Date”). Advisor and Company are referred to herein as the “Parties.”

WHEREAS, Advisor is a retired director of the Company and has knowledge of the Company, its properties and its business (the “Business”);

WHEREAS, Advisor has experience, know-how, qualifications, authority and expertise to provide consultation and advice to Company with respect to the exploration and development of mining properties (the “Industry”);

WHEREAS, Company desires to retain Advisor as an independent advisor to use Advisor’s experience, know-how, qualifications and expertise in connection with its Business under terms and conditions set forth in this Agreement; and

WHEREAS, Advisor desires to serve as an independent Advisor and to provide advisory services and expertise related to the Company’s Business for the consideration set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, Company and Advisor agree as follows:

1.	TERM

The term of this Agreement will be for one year commencing on the Effective Date (the “Term”), unless earlier terminated as hereinafter provided.

2.	LOCATION AND INDUSTRY CONFERENCES
2.1.	Advisor’s services conducted for Company, and the Company’s obligations, hereunder shall be conducted only with respect to the Business and may be conducted at the Advisor’s location or a location of the Advisor’s selection.
2.2.	Advisor may, at the Company’s reasonable direction or at the Advisor’s reasonable discretion, serve as a representative of the Company, subject to the limitations set forth herein, at up to four (4) conferences, conventions, educational programs or seminars per year that are related to the Industry or the Business (“Conferences”). Advisor shall provide the Company and its management with reports or briefings of useful information, materials and/or trends that may be beneficial to the Company and its Business.
2.3.	In accordance with Company’s normal policies for expense reimbursement, Company will reimburse Advisor for all reasonable and necessary registration fees, membership fees, travel, transportation and lodging expenses, and other expenses (in the aggregate amount not to exceed $20,000 per year) incurred by Advisor in connection with the attendance at Conferences, subject to the presentment of receipts or other documentation acceptable to Company.

3.	DUTIES OF ADVISOR

Except as otherwise expressly provided below, during the Term:

3.1.	Advisor shall perform the work and services (“Services”) set out in Appendix A attached hereto and made a part hereof.
3.2.	Advisor shall perform Services diligently and in accordance with sound and generally accepted industry standards and all applicable laws. During the Term of this Agreement, Advisor shall devote such portion of his time, attention, skill and energy to the Company as may be reasonably required to perform the Services required by this Agreement, and shall assume and perform to the best of its ability such of the Services required under this Agreement or as the Company shall request from Advisor from time to time under the terms of this Agreement.
3.3.	Advisor shall avoid any impropriety or conflicts that would reasonably be expected to have a material adverse effect on the Company or the Business. Advisor shall act in Company’s best interests in the furtherance of the Business and shall not (i) make representations about the Company or its business that are untrue, misleading or inconsistent with written materials prepared by Company, (ii) disparage any competitor of Company or (iii) take any other action that would reasonably be expected to damage the reputation or goodwill of the Company. Advisor shall perform the Services related to the Business exclusively for the benefit of Company. In no event shall Advisor perform services for projects that directly conflict with Advisor’s performance of Services under this Agreement.
3.4.	Advisor shall be solely responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Advisor under this Agreement; provided, however, that if a taxing authority determines in writing that Company is liable for collection and/or remittance of any such taxes, Company may withhold compensation payable under this Agreement in such amount as may be reasonabl/mated to provide for such remittance of taxes by Company, and Advisor shall promptly reimburse Company for all such additional payments that Company has theretofore made.
3.5.	Advisor shall maintain reasonably complete written records of its activities undertaken on behalf of Company in connection with the Services, such records to be the property of Company, and Advisor shall submit written reports to Company for additional records at such times as Company may reasonably request.
4.	WARRANTIES, REPRESENTATIONS, COVENANTS AND ETHICAL OBLIGATIONS OF THE PARTIES
4.1.	Advisor warrants, represents and acknowledges that:
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(a)	Advisor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.
(b)	Advisor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with its execution, delivery and performance of this Agreement.
(c)	Advisor is qualified to assist Company and that Advisor has obtained any licenses, permits or authorizations or completed any registrations required by applicable law to perform the Services.
(d)	Advisor has received a copy of Company’s Code of Ethics, and Advisor will do nothing in the performance of the Services which will be in conflict with the Code of Ethics or any applicable laws.
4.2.	Advisor shall give prompt notice to Company if Advisor has failed to materially comply with or has breached any of its warranties, representations or obligations hereunder. The warranties and representations and obligations herein shall survive termination of this Agreement for a period ending two years after the end of the Term, unless otherwise expressly provided in this Agreement.
5.	INDEPENDENT CONTRACTOR
5.1.	Advisor shall perform all Services as an independent contractor and not as an employee, agent, partner or joint venturer of Company. Neither Advisor nor any Advisor Affiliate shall be an agent or employee of Company, and neither Advisor nor any affiliate of Advisor shall have any right to bind Company.
5.2.	Advisor shall not, on Company’s behalf, negotiate or enter into any agreements or hold itself out as authorized to do so, nor do anything else which would obligate Company to third parties without Company’s prior consent. Advisor is not authorized to act on behalf of Company, and Advisor shall not represent to third parties that it is authorized to act on behalf of Company without Company’s prior consent.
5.3.	Advisor is not entitled to any benefit or participate in any benefit plan that Company may provide for its employees; provided, however, the foregoing shall not prohibit the Company, in its discretion, from granting Awards to Advisor under the Company’s 2013 Stock and Incentive Plan.
6.	COMPENSATION FOR SERVICES
6.1.	Company shall pay Advisor, or such other person as Advisor shall direct Company in writing, as complete compensation for Services, as follows: an Advisor fee of four thousand one hundred sixty six dollars and sixty seven cents (US$4,166.67) per month.
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7.	NO ASSIGNMENT
7.1.	Advisor shall not delegate or assign any of its rights or obligations under this Agreement.
8.	CONFIDENTIALITY
8.1.	Advisor shall keep confidential all information provided by Company which is designated as proprietary or confidential or developed by Advisor hereunder. Such information shall be the property of Company. Advisor shall not disclose any such proprietary or confidential information to any third party except with Company’s prior written consent. Company shall own all intellectual property rights and copyrights in such information. This obligation shall not apply to information which (a) is or becomes part of the public domain or is publicly disclosed by a source other than Advisor, (b) is or has been disclosed to Advisor from a source other than Company without violation of any obligation of confidentiality or (c) is independently developed by Advisor other than for purposes of this Agreement prior to Advisor’s receipt of such information from Company.
8.2.	The obligations in this Article 8 shall survive termination of this Agreement for one (1) year.
9.	TERMINATION
9.1.	This Agreement may be terminated by the Advisor upon 60 days written notice.
9.2.	This Agreement may be terminated by Company prior to the end of the Term under the following circumstances:
(a)	In the event of Advisor’s death
(b)	In the event Employee becomes Disabled. “Disabled” means that due to a physical or mental impairment, to perform the essential functions of the Services, with or without reasonable accommodation.
(c)	For cause, which shall include (i) the gross neglect or willful failure or refusal of Advisor to perform the Services; (ii) the engaging by Advisor in misconduct which is injurious to Company, monetarily or otherwise; (iii) perpetration of an intentional and knowing fraud against or affecting Company or any customer, supplier, client, agent or employee thereof; (iv) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or (v) the breach by Advisory of any covenant set forth in this Agreement.
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10.	CHOICE OF LAW AND FORUM; RESOLUTION OF DISPUTES
10.1.	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, United States of America, without regards to conflicts of laws principles, except for any statute of the United States of America which would require application of another country’s law.
10.2.	All disputes relating to or arising out of this Agreement shall be venued in the appropriate state or federal courts in Englewood, Colorado, as to which jurisdiction Company and the Advisor hereby consent.
10.3.	In no event shall either party be liable to the other for any consequential, indirect, incidental, or punitive damages arising out of, or in connection with, this Agreement.
11.	NOTICES AND COMMUNICATIONS

All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person or when sent by facsimile to the following addresses:

To Company:

Company:       Midway Gold Corp.
Address:         8310 South Valley Highway, Suite 280
                      Englewood, CO 80112
Phone:            720-979-0900
Attn:               Legal Department

           Fax:                720-979-0898

To Advisor:

Name:     Roger A. Newell
Address: 1781 Larkspur Drive

                         Golden, CO 80401

Notices will be deemed effective on delivery for personal delivery, 24 hours after transmission by facsimile or e-mail and 72 hours after transmission by reputable international delivery service. Either party may change the above addresses and numbers by giving notice of the change to the other party.

12.	MISCELLANEOUS
12.1.	This Agreement is the entire agreement between the Parties with respect to the subject matter hereof, and no prior promises or agreements, written or oral, express or implied, shall be of any force or effect.
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12.2.	This Agreement may be modified or amended only by written instrument executed by both Parties.
12.3.	No waiver by either party of any default or breach by the other party shall be construed as a waiver of any future default or breach. No waiver of breach or default shall be implied from the acceptance of any payment or service.
12.4.	The headings used in this Agreement are for convenience only and shall not be used for purposes of construction or interpretation.

IN WITNESS WHEREOF, the undersigned have entered into the Agreement, intending to be legally bound thereby.

Executed this 18th day of August, 2014.

COMPANY

Midway Gold Corp.

By: /s/ Bradley J. Blacketor

Bradley J. Blacketor

Chief Financial Officer & Senior Vice President

ADVISOR

/s/ Roger A. Newell

Roger A. Newell

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APPENDIX A

TO ADVISOR AGREEMENT

Any work or services pursuant to this Agreement that Advisor performs for Company or any Affiliate of the Company during the Term shall be considered Services under this Agreement. Any goods or documents that Advisor provides to Company or any Affiliate of the Company in connection with such Services shall be considered as provided under this Agreement.

SERVICES

Advisor shall perform the following Services without specific request from Company:

a.	Advisor will provide the Company with technical or commercial advice regarding mining properties and assistance at the request and direction of the Company’s management.
b.	Provide general advice regarding prevailing commercial practices and industry trends in the Industry.
c.	Advisor shall assist with special projects as may be reasonably assigned by the Company’s management.